Exhibit 11.  Statement re computation of per share earnings.

                                        TORCHMARK CORPORATION
                                  COMPUTATION OF EARNINGS PER SHARE



                                              Three months ended March 31,
                                                    1995             1994
                                               -------------    -------------
          Net income                            $68,621,479      $75,571,884
          Preferred dividends                             0         (804,130)
                                               -------------    -------------
          Net income available to common        $68,621,479      $74,767,754
                                               =============    =============
          Weighted average shares and common
            stock equivalents outstanding        71,542,501       72,891,220
                                               =============    =============

          Primary earnings per share:
            Net income                                $0.96            $1.03
                                               =============    =============